TranS1 Inc. Announces Preliminary Unaudited Fourth Quarter 2012 Revenue

WILMINGTON, NC -- (GLOBE NEWSWIRE)— January 14, 2013—TranS1 Inc. (NASDAQ:TSON), a medical device company focused on designing, developing and marketing products to treat degenerative conditions of the spine affecting the lower lumbar region, today announced its preliminary unaudited revenue for the fourth quarter ended December 31, 2012.

TranS1 expects revenues to be approximately $4.1 million in the fourth quarter of 2012, representing a 3% increase from revenues of $4.0 million in the fourth quarter of 2011 and a 29% increase from revenues of $3.2 million in the third quarter of 2012. The fourth quarter of 2012 includes domestic revenue of approximately $3.0M, a 4% increase over the third quarter of 2012, and international revenue of approximately $1.1 million, primarily from the initial stocking order for our new AxiaLIF® distributor in China.

The Company previously issued revenue guidance in the range of $3.8 - $4.2 million for the fourth quarter ending December 31, 2012

“The return to revenue growth in the fourth quarter marks an important milestone in our business as we begin to turn the corner and gain market share with our minimally invasive technologies for spinal fusion,” said Ken Reali, President and Chief Executive Officer of TranS1. “2013 will be an important year as we build the business utilizing the new Category I code for our AxiaLIF technology.”

About TranS1 Inc.

TranS1 is a medical device company focused on designing, developing and marketing products to treat degenerative conditions of the spine affecting the lower lumbar region. TranS1 currently markets the AxiaLIF family of products for single and two level lumbar fusion, the VEOTM lateral access and interbody fusion system and the VectreTM posterior fixation system for lumbar fixation supplemental to AxiaLIF fusion. TranS1 was founded in May 2000 and is headquartered in Wilmington, North Carolina. For more information, visit www.trans1.com.

Forward Looking Statements

This press release includes statements that are based on our current beliefs and assumptions. These statements constitute "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control, and which may cause results to differ materially from expectations. Factors that could cause our results to differ materially from those described include, but are not limited to, the pace of adoption of our product technology by spine surgeons, the outcome of coverage and reimbursement decisions by the government and third party payors, the success of our continuing product development efforts, the effect on our business of existing and new regulatory requirements, uncertainty surrounding the outcome of the matters relating to the subpoena issued to the Company by the Department of Health and Human Services, Office of Inspector General, stockholder class action lawsuits, and other economic and competitive factors. For a discussion of the most significant risks and uncertainties associated with TranS1’s business, please review the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2011 and subsequent reports. You are cautioned not to place undue reliance on these forward looking statements, which are based on TranS1's expectations as of the date of this press release and speak only as of the date of this press release. We undertake no obligation to publicly update or revise any forward looking statement, whether as a result of new information, future events or otherwise.

CONTACT:

Investors:

TranS1 Inc.

Joseph P. Slattery, 910-332-1700

Executive Vice-President and Chief Financial Officer

or

Westwicke Partners

Mark Klausner, 443-213-0501

trans1@westwicke.com

Source: TranS1 Inc.